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                                                                    Exhibit 99



                                  PRESS RELEASE


DATE:             December 30, 1998

CONTACT:          Stan R. Blakey
                  Director of Investor Relations & Communications
                  WK - (727) 823-7300 Ext. 3406
                  HM - (727) 781-5849

FOR IMMEDIATE RELEASE

         St. Petersburg, Florida (December 30, 1998) -- Republic Bancshares Inc. (Nasdaq: REPB), the parent company of Republic Bank, today announced a reorganization of its mortgage banking activities. Republic has issued layoff notices to 340 employees of its mortgage banking unit, reducing its loan production staff by 54 percent. In connection with this plan, Republic will incur a charge in the fourth quarter of 1998 of approximately $7.5 million (pretax) for employee severance costs and costs associated with discontinued facilities. Republic has discontinued its telemarketing and direct mail loan solicitation activities and is now directing its residential loan origination activities primarily through its 60 branch locations throughout Florida. In addition, Republic is closing all of its out-of-state residential loan production offices.
         The Company projects that its net loss for the full year of 1998 will be approximately $12 million, or $1.26 per share (basic, prior periods restated for fourth quarter merger activity). For ongoing operations on an after-tax basis, net income from the commercial banking segment is projected to exceed the net loss from mortgage banking by approximately $1.0 million or $.07 per share. The net loss results from after-tax charges of $5.0 million for the restructuring charge, $5.0 million for loan loss provisions on loans transferred from held for sale to portfolio, $1.0 million in provisions for losses on other real estate ("ORE") and $2.0 million in merger costs. The Company cautioned that its projection of results of operations was based on certain assumptions regarding fourth quarter activities. Should those underlying assumptions change, the Company's projection could be materially affected.
         The Company is amending the projected amount of its operating loss for the fourth quarter of 1998 from a range of $10 million to $13 million to approximately $20.0 million, or $1.99 per share (basic, including the effect of fourth quarter merger activity), based on more


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information currently available. The changes from the earlier projection for the fourth quarter on an after-tax basis include the $5.0 million restructuring charge, an additional $1.0 million write down of its largest piece of ORE, previously carried at a book value of $2.0 million, and an additional $2.0 million provision for loan losses.
         Statements in this release may constitute forward-looking statements that are based on the current beliefs and expectations of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. Forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to economic, competitive and other factors affecting the Company and its operations.